Exhibit 99.1

California Pizza Kitchen Announces Financial Results for the Fourth Quarter and Fiscal Year Ended December 28, 2008 – In Line With Previous GAAP EPS Guidance

LOS ANGELES--(BUSINESS WIRE)--February 12, 2009--California Pizza Kitchen, Inc. (Nasdaq:CPKI) today reported revenues and net income for the fourth quarter and fiscal year ended December 28, 2008 that were in line with previous GAAP earnings per share guidance announced on January 14, 2009.

Highlights for the fourth quarter of 2008 relative to the same quarter a year ago were as follows:

  Total revenues decreased 0.7% to $161.8 million
  Comparable restaurant sales decreased 7.2%
  Net loss of $5.3 million, or $0.22 per diluted share, including non-cash impairment charges of $13.3 million related to three CPK/ASAPs and seven full service restaurants
  Net income excluding non-cash impairment charges and tax benefits was $3.1 million, or $0.13 per diluted share (please refer to reconciliation table)

Highlights for fiscal year 2008 relative to fiscal year 2007 were as follows:

  Total revenues increased 7.0% to $677.1 million
  Comparable restaurant sales decreased 2.0%
  Net income of $8.7 million, or $0.34 per diluted share, including non-cash impairment charges highlighted above
  Net income excluding non-cash impairment charges and tax benefits was $17.2 million, or $0.68 per diluted share (please refer to reconciliation table)

Rick Rosenfield and Larry Flax, co-CEOs of California Pizza Kitchen, Inc., stated, "We are managing our business during unprecedented economic times and are confident of CPK’s strong market position and strategy. Our price point is well placed within the casual dining segment and our innovative menu and attentive service levels continue to deliver high guest satisfaction scores. The combination of price, value, service and operating efficiency will be the centerpiece of protecting our four-wall margins in 2009. Of equal importance are our franchise and Kraft income streams which complement our solid restaurant base and provide both a competitive advantage and a significant measure of insulation in this challenging economic environment.”

Rosenfield and Flax added, “To address external market conditions, we intend to limit company-owned restaurant expansion to five new locations in 2009. However, we are moving forward with an additional 10 franchise units that bolster our brand equity and enhance long-term shareholder value. We will also add depth to our Kraft relationship in 2009 with the addition of a new non-pizza product, “CPK Flatbread Melts,” due to launch in March. Finally, considering the weak credit markets, we are fortunate to have a five-year syndicated line of credit secured in May 2008 to meet our liquidity needs. We expect to remain well within debt covenants requirements and will combine conservative cash flow and balance sheet management with prudent allocation of capital.”

Average weekly sales for the Company's 193 full service restaurants were $61,034 in the fourth quarter of 2008 compared to $66,438 for the same quarter last year.

During the fourth quarter, the Company added one LA Food Show Grill & Bar in Beverly Hills, California. The Company's domestic franchise partner, HMSHost, opened a CPK/ASAP location in the Raleigh-Durham International Airport in North Carolina and a full service location in the McCarran International Airport in Las Vegas, Nevada, while an international franchise partner, Global Restaurant Concepts, Inc., opened a full service restaurant in Manila, Philippines.

The Company also outlined its financial guidance for the first quarter of 2009 based on the following assumptions:

  Comparable restaurant sales of approximately negative 5.5% to negative 6.5%
  Opening one full service restaurant
  Opening two international full service franchise restaurants
  Earnings per diluted share of approximately $0.03-$0.05

The Company will host a conference call today at approximately 4:30 pm ET. A webcast of the conference call can be accessed at www.cpk.com.

California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain featuring an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, appetizers, soups, sandwiches and desserts. Of the chain's 254 restaurants, 205 are company-owned and 49 operate under franchise or license agreements. There are currently 27 restaurants located internationally in China, Japan, Philippines, Malaysia, Singapore, Mexico, South Korea, Guam, Indonesia, and United Arab Emirates. There are 9 company-owned CPK ASAP locations and 18 airport locations franchised by HMSHost Corporation. CPK premium pizzas are also available to sports and entertainment fans at three Southern California venues including Dodgers Stadium, Angel Stadium of Anaheim and STAPLES Center. Also included in the company's portfolio of concepts is LA Food Show Grill & Bar, which has locations in Manhattan Beach and Beverly Hills, California. The company also has a licensing arrangement with Kraft Pizza Company, which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas. For more details, visit www.cpk.com.

This release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include projections of earnings, revenue or other financial items, statements of the plans, strategies and objectives of management for future operations, statements concerning proposed new products or developments, statements regarding future economic conditions or performance, statements of belief and statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect," "anticipate" and similar words.

Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Our actual results may and will likely differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are changing consumer preferences and demands, the difficult macroeconomic climate, the execution of our expansion strategy, uncertainty associated with new product offerings, the continued availability of qualified employees and our management team, the maintenance of reasonable food and supply costs, our relationships with our distributors, vendors, licensees and franchisees, and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Selected Unaudited Consolidated Financial and Operating Data
(Dollars in thousands, except for per share and operating data)

	Quarter Ended		Twelve Months Ended
	December 28,	December 30,	December 28,	December 30,
	2008	2007	2008	2007

Statement of Income:

Revenues:
Restaurant sales	$158,260	$160,223	$665,616	$624,324
Royalties from Kraft licensing agreement	2,332	1,660	6,580	4,710
Domestic franchise revenues	637	606	2,757	2,460
International franchise revenues	542	443	2,121	1,390
Total revenues	161,771	162,932	677,074	632,884

Costs and expenses:
Food, beverage and paper supplies	39,974	40,101	165,526	153,954
Labor (1)	58,443	58,090	247,276	228,664
Direct operating and occupancy	36,917	33,736	140,367	124,476
Cost of sales	135,334	131,927	553,169	507,094

General and administrative (2)	12,937	11,563	52,378	48,391
Depreciation and amortization	7,823	10,166	40,299	37,146
Pre-opening costs	766	2,608	4,478	7,167
Loss on impairment of property and equipment	13,336	-	13,336	-
Store closure costs	194	-	1,033	9,269
Legal settlement reserve	-	2,300	-	2,300

Total costs and expenses	170,390	158,564	664,693	611,367

Operating income (loss)	(8,619)	4,368	12,381	21,517

Other expense:
Interest expense, net	(555)	(209)	(1,324)	(73)
Total other expense	(555)	(209)	(1,324)	(73)

Income (loss) before income tax provision (benefit)	(9,174)	4,159	11,057	21,444
Income tax provision (benefit)	(3,862)	696	2,395	6,660
Net income (loss)	$(5,312)	$3,463	$8,662	$14,784

Net income (loss) per common share:
Basic	$(0.22)	$0.12	$0.34	$0.51
Diluted	$(0.22)	$0.12	$0.34	$0.50

Shares used in computing net income (loss) per common share (in thousands) (3):

Basic	24,050	28,365	25,193	28,843
Diluted	24,050	28,628	25,211	29,609

Operating Data:
Locations open at end of period	252	231	252	231
Company-owned full service restaurants open at
end of period	193	183	193	183
Average weekly company-owned full service
restaurant sales	$61,034	$66,438	$65,481	$67,461
18-month comparable company-owned
restaurant sales increase	-7.2%	1.8%	-2.0%	3.8%

(1) Labor expense for the three and twelve months ended December 28, 2008 includes approximately $156,000 and $722,000 of stock-based compensation, respectively, compared to $218,000 and $849,000 in the three and twelve months ended December 30, 2007, respectively.
(2) General and administrative expense for the three and twelve months ended December 28, 2008 includes approximately $1.5 million and $6.1 million of stock-based compensation, respectively, compared to $985,000 and $5.8 million in the three and twelve months ended December 30, 2007, respectively.

	Quarter Ended		Twelve Months Ended
	December 28,	December 30,	December 28,	December 30,
	2008	2007	2008	2007

Statement of Income Percentages (1):

Revenues:
Restaurant sales	97.8%	98.3%	98.3%	98.6%
Royalties from Kraft licensing agreement	1.5%	1.0%	1.0%	0.8%
Domestic franchise revenues	0.4%	0.4%	0.4%	0.4%
International franchise revenues	0.3%	0.3%	0.3%	0.2%
Total revenues	100.0%	100.0%	100.0%	100.0%

Costs and expenses:
Food, beverage and paper supplies	25.3%	25.0%	24.9%	24.7%
Labor (2)	36.9%	36.3%	37.1%	36.6%
Direct operating and occupancy	23.3%	21.1%	21.1%	19.9%
Cost of sales	85.5%	82.3%	83.1%	81.2%

General and administrative (3)	8.0%	7.1%	7.7%	7.6%
Depreciation and amortization	4.8%	6.2%	6.0%	5.9%
Pre-opening costs	0.5%	1.6%	0.7%	1.1%
Loss on impairment of property and equipment	8.2%	0.0%	2.0%	0.0%
Store closure costs	0.1%	0.0%	0.2%	1.5%
Legal settlement reserve	0.0%	1.4%	0.0%	0.4%

Total costs and expenses	105.3%	97.3%	98.2%	96.6%

Operating income (loss)	-5.3%	2.7%	1.8%	3.4%

Other expense:
Interest expense, net	-0.4%	-0.1%	-0.2%	0.0%
Total other expense	-0.4%	-0.1%	-0.2%	0.0%

Income (loss) before income tax provision (benefit)	-5.7%	2.6%	1.6%	3.4%
Income tax provision (benefit)	-2.4%	0.5%	0.3%	1.1%
Net income (loss)	-3.3%	2.1%	1.3%	2.3%

(1) Percentages are expressed as a percentage of total revenues, except for cost of sales which is expressed as a percentage of restaurant sales.

(2) Labor percentage includes approximately 10 basis points attributable to stock-based compensation in both the three and twelve months ended December 28, 2008 and the three and twelve months ended December 30, 2007.

(3) General and administrative percentage includes approximately 90 basis points attributable to stock-based compensation in each of the three and twelve months ended December 28, 2008, compared to 60 and 90 basis points in the three and twelve months ended December 30, 2007, respectively.

Selected Consolidated Balance Sheet Information
(Dollars in thousands)

Selected Consolidated Balance	December 28,	December 30,
Sheet Information	2008	2007

Cash and cash equivalents	$14,392	$10,795
Total assets	368,413	367,128
Total debt	74,000	21,000
Stockholders' equity	174,532	218,137

California Pizza Kitchen, Inc.
Units Summary

	Total Units at				Total Units at
Fourth Quarter 2008	September 28, 2008	Opened	Acquired	Closed	December 28, 2008
Company-owned full service domestic	194	-	-	1	193
Company-owned ASAP domestic	9	-	-	-	9
Company-owned LA Food Show	1	1	-	-	2
Franchised domestic	17	2	-	-	19
Franchised international	25	1	-	-	26
Sports and entertainment venues	3	-	-	-	3
Total	249	4	-	1	252

The following reconciliation of net income is provided to assist the reader with understanding the financial impact of the impairment charges, store closure and legal settlement costs during the quarter and year (unaudited, in thousands, except per share data):

	Quarter Ended		Twelve Months Ended
	December 28,	December 30,	December 28,	December 30,
	2008	2007	2008	2007

Net income (loss) as reported	$(5,312)	$3,463	$8,662	$14,784
Impairment of property, plant and equipment	13,336	-	13,336	-
Store closure costs	194	-	1,033	9,269
Legal settlement costs	-	2,300	-	2,300
Income tax benefit	(5,087)	(775)	(5,818)	(4,597)
Net income excluding impairment charges,
store closure and legal settlement costs	$3,131	$4,988	$17,213	$21,756

Basic net income (loss) per common share:
Net income	$(0.22)	$0.12	$0.34	$0.51
Impairment of property, plant and equipment	0.55	-	0.53	-
Store closure costs	0.01	-	0.04	0.32
Legal settlement costs	-	0.08	-	0.08
Income tax benefit	(0.21)	(0.02)	(0.23)	(0.16)
Basic net income excluding impairment charges,
store closure and legal settlement costs	$0.13	$0.18	$0.68	$0.75

Diluted net income (loss) per common share:
Net income	$(0.22)	$0.12	$0.34	$0.50
Impairment of property, plant and equipment	0.55	-	0.53	-
Store closure costs	0.01	-	0.04	0.31
Legal settlement costs	-	0.08	-	0.08
Income tax benefit	(0.21)	(0.03)	(0.23)	(0.16)
Diluted net income excluding impairment charges,
store closure and legal settlement costs	$0.13	$0.17	$0.68	$0.73

Basic	24,050	28,365	25,193	28,843
Diluted	24,050	28,628	25,211	29,609

CONTACT:
California Pizza Kitchen
Media: Sarah Grover
Investors: Sue Collyns
310-342-5000